UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2019

NOTIS GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	30-0893689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1715 Highway 35 North, Suite 101

Middletown, New Jersey 07748

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 762-1452

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act: None.

Item 1.01. Entry into a Material Definitive Agreement.

Partner Farm Agreement

On May 10, 2019, Notis Global, Inc., a Nevada company (the “Registrant”) through its subsidiary, EWSD I, LLC d/b/a Shi Farms, a Delaware company (together with the Registrant, the “Company”) entered into a partner farm agreement (the “Partner Farm Agreement”) with Mile High Labs, Inc, a Colorado company (“Mile High”). Pursuant to the Partner Farm Agreement, the Company has agreed to produce, sell and/or deliver certain dried hemp products (the “Product”) to Mile High, and Mile High has agreed to purchase such Product from the Company and/or provide certain processing services (the “Processing Services”). Among other obligations, the Company has agreed to provide a physical location to perform such Processing Services on the Company’s property (the “Property”), the infrastructure necessary to access the Property and the construction of certain structures for the purpose of conducting the Processing Services on the Property. Among other obligations, Mile High is required to provide, transport and install all necessary equipment to operate the processing facilities located on the Property, subject to the terms and provisions therein. Mile High has also agreed to provide the Company with priority processing services for the Product specified in the Partner Farm Agreement, of up to twenty five percent (25%) of the production capacity of the processing facilities operated by Mile High on the Property. The Partner Farm Agreement will have an initial term of five (5) years and shall renew automatically thereafter for one (1) year increments and is terminable by either Mile High or the Company upon sixty (60) days’ written notice. The Company will receive 20% of all sales of the Product and Mile High will receive 80% of the sales price, subject to the payment schedule and terms attached thereto. Additionally, the Company has agreed to indemnify Mile High against actual incurred liability arising out of any third party claims of death, injury or damage to property resulting from the Company’s breach of the agreement, breach of any representation or warranty, or any negligence or willful act or omission in the production or transfer of the Product. Mile High has agreed to indemnify the Company from any actual incurred liability arising out of any third party claim for death, injury or damage to property resulting from the use of the Product based upon Processor’s material breach of the Partner Farm Agreement, or from negligent use or willful misuse of the processing machinery on the Property. Mile High will not be responsible for any special, consequential or punitive damages or lost profits arising out of a breach of the agreement. The indemnification responsibilities of the parties will survive any termination or expiration of the Partner Farm Agreement.

Supply Agreement

In connection with, and pursuant to, the Partner Farm Agreement, the Company also entered into a supply agreement, dated May 10, 2019 (the “Supply Agreement” and together with the Partner Farm Agreement, the “Agreements,” and each, an “Agreement”), with Mile High, whereby the Company will produce and sell to Mile High, and Mile High will purchase and accept from the Company the Products enumerated in the Agreements in quantities specified in the Agreements and by Mile High from time-to-time. Pursuant to the Supply Agreement, following the processing of the Product, the Company and Mile High have agreed, among other things, to sell the finished Product as partners and to co-brand the finished Product with both the Company’s and Mile High’s name and logo. Should Mile High establish a cooperative advertising and promotional program, the Company will be required to pay a co-op fee equal to 3% of the amount of the purchase order from Mile High. The initial term of the Supply Agreement is five (5) years and shall renew automatically for one (1) year increments thereafter unless earlier terminated in writing by either Mile High or the Company upon sixty (60) days’ written notice. The Company has agreed to indemnify Mile high against any actual incurred liability arising out of any third party claim resulting from farming and the Company’s own marketing and sales of the Product. Mile High has agreed to indemnify the Company against any actual incurred liability arising out of any third party claims resulting from production or its own marketing and sales of the Product. Such indemnification provisions will survive any termination or expiration of the Supply Agreement.

The Agreements may be terminated by either party if the non-terminating party, (a) becomes insolvent, or (b) upon the material breach by a party in the performance or observance of any material provision that is not resolved within sixty (60) days. Upon termination of either of the Agreements, the terminating party will be released from all obligations and duties under such breached Agreement. Additionally, in the event of a termination of the Partner Farm Agreement, the processing facility will remain accessible for a reasonable period of time to allow Mile High to remove all equipment and materials from the Property, subject to the terms and provisions of the Agreements.

The foregoing descriptions of each of the Agreements are qualified in their entirety by reference to the complete text of the Partner Farm Agreement and the Supply Agreement, as applicable, which the Company intends to file as exhibits to the Company’s next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2019

NOTIS GLOBAL, INC.

By:	/s/ Ned L. Siegel
Name:	Ned L. Siegel
Title:	Executive Chairman (Principal Executive Officer)